Exhibit 99.1

New $3.0 Billion Facility Matures in 2010

INDIANAPOLIS, Dec 15, 2005 /PRNewswire-FirstCall via COMTEX News Network/ — Simon Property Group, Inc. (the “Company”)(NYSE: SPG) today announced that it has entered into a new unsecured corporate credit facility which increases the Company’s revolving borrowing capacity from $2.0 to $3.0 billion. The facility, which can be increased to $3.5 billion during its term, will mature in January of 2010 and contains a one-year extension at the Company’s sole option. The base interest rate on the Company’s new facility is LIBOR plus 42.5 basis points, 12.5 basis points lower than its existing credit facility. The facility also contains a money market competitive bid option program that allows the Company to hold auctions at lower pricing for short-term borrowings of up to $1.5 billion. The facility also includes a $750 million multi-currency tranche for Euro, Yen or Sterling borrowings.

“There was very strong interest in the refinancing of our credit facility, with lender commitments received from 45 financial institutions aggregating over $3.5 billion,” said David Simon, Chief Executive Officer. “We believe that this facility expansion and extension improves our financial flexibility, and are very pleased that it was completed at lower pricing.”

For this facility, JPMorgan Chase and Bank of America were Joint Arrangers and Joint Book Managers, Citicorp and UBS were Syndication Agents, and Deutsche Bank, Bank of Nova Scotia, and Sumitomo Mitsui Banking Corporation were Documentation Agents. Senior Executive Managing Agents included: Calyon Bank, Royal Bank of Scotland, Wachovia Bank, Credit Suisse First Boston, Merrill Lynch, Morgan Stanley, U.S. Bank, Commerzbank, and PNC Bank. Senior Managing Agents included: Bayerische Landesbank, ING Real Estate Finance, LaSalle Bank, National City Bank, and SunTrust Bank. In addition to the above, there were 12 Managing Agents and 12 Co-Lenders.

About Simon Property Group

Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership, development and management of retail real estate, primarily regional malls, Premium Outlet(R) centers and community/lifestyle centers. The Company’s current total market capitalization is approximately $41 billion. Through its subsidiary partnership, it currently owns or has an interest in 289 properties in the United States containing an aggregate of 202 million square feet of gross leasable area in 39 states plus Puerto Rico. Simon also owns interests in 51 European shopping centers in France, Italy and Poland; 5 Premium Outlet(R) centers in Japan; and one Premium Outlet(R) center in Mexico. Additional Simon Property Group information is available at http://www.simon.com .

SOURCE Simon Property Group, Inc.

Investors:
Shelly Doran
317-685-7330

Media:
Les Morris
317-263-7711
both of Simon Property Group, Inc.

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